Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

October 31, 2018

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and nine months ended September 29, 2018 and September 30, 2017, in millions of dollars except share and per share amounts.

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Net sales	$1,651	$1,402	$4,921	$4,223
Net earnings attributable to Seaboard	$35	$81	$74	$224

Earnings per common share	$29.93	$69.28	$62.96	$191.63
Average number of shares outstanding	1,170,550	1,170,550	1,170,550	1,170,550
Dividends declared per common share	$1.50	$1.50	$4.50	$4.50

Notes to Report of Earnings and Dividend Declaration:

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $1.50 per share of its common stock. The dividend is payable on November 23, 2018 to stockholders of record at the close of business on November 12, 2018.